As filed with the Securities and Exchange Commission on June 25, 1997
                                                      Registration No. 333-26041
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                        POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                            PVC CONTAINER CORPORATION
             (Exact name of Registrant as specified in its charter)

          Delaware                                              13-26165435
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                              Identification No.)

      401 Industrial Way West                                      07724
      Eatontown, New Jersey                                     (Zip Code)
(Address of Principal Executive Offices)

                            -----------------------

                    EMPLOYEE 1997 INCENTIVE STOCK OPTION PLAN
                            (Full title of the Plan)

                            -----------------------

                             Herbert S. Meeker, Esq.
                             Baer Marks & Upham LLP
                                805 Third Avenue
                            New York, New York 10022
                     (Name and address of agent for service)

                                 (212) 702-5700

          (Telephone number, including area code, of agent for service)

                       Copies to: Herbert S. Meeker, Esq.
                             Baer Marks & Upham LLP
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 702-5700
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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The "Eligibility" section of the Prospectus as filed as part of this Registration Statement on April 29, 1997 is hereby amended to conform with the 1996 Option Plan as written and approved by the shareholders of the Registrant on January 16, 1997 to read as follows:

     "ELIGIBILITY

         Employees (including officers and directors who are employees) of the Company or its subsidiaries are eligible for the grant of Incentive Options under the 1996 Option Plan. Options may also be granted to other persons provided such Options shall be Non-Qualified Options. In the event of Incentive Options, the aggregate fair market value (determined at the time the option is granted) of the Common Stock with respect to which Incentive Options become exercisable for the first time by the Option Holder (i.e. vest) during any calendar year cannot exceed $100,000. This limit does not apply to Non-Qualified Options. To the extent an Option that otherwise would be an Incentive Option exceeds this $100,000 threshold, it will be treated as a Non-Qualified Option."

The Prospectus dated January 16, 1997 as amended is hereby incorporated by reference.

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Eatontown, New Jersey, on the 9th day of June, 1997.

                    PVC Container Corporation

                    By: /s/ Phillip L. Friedman
                        -------------------------------------
                        Phillip L. Friedman
                        President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Phillip L. Friedman and John C. D'Avella his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                                    Title                                          Date
---------                                    -----                                          ----
/s/ Phillip L. Friedman                      Chief Executive Officer (principal             June 9, 1997
----------------------------------------     executive officer) and a Director
Phillip L. Friedman


/s/ William Del Pizzo                        Vice President and Chief Financial             June 9, 1997
----------------------------------------     Officer (principal financial officer and
by Phillip L. Friedman, Attorney-in-Fact     principal accounting officer)


/s/ John C. D'Avella                         Executive Vice President, Secretary            June 9, 1997
----------------------------------------     and a Director
by Phillip L. Friedman, Attorney-in-Fact


/s/ Raymond A. Lancaster                     Director                                       June 9, 1997
----------------------------------------
by Phillip L. Friedman, Attorney-in-Fact


/s/ George R. Begley                         Director                                       June 9, 1997
----------------------------------------
by Phillip L. Friedman, Attorney-in-Fact


/s/ Michael Sherwin                          Director                                       June 9, 1997
----------------------------------------
by Phillip L. Friedman, Attorney-in-Fact


/s/ John F. Turben                           Director                                       June 9, 1997
----------------------------------------
by Phillip L. Friedman, Attorney-in-Fact



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